Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 5, 2010, except for the effects of the discontinued operations of Elk City as discussed in Note 4, as to which the date is November 19, 2010, with respect to the consolidated financial statements and internal control over financial reporting of Atlas Pipeline Partners, L.P. and subsidiaries included in the Current Report on Form 8-K filed on November 19, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Atlas Pipeline Partners, L.P. on Form S-8 (File No. 333-125566, effective June 6, 2005) and Forms S-3 (File No. 333-135704, effective September 12, 2006, File No. 333-146586, effective November 28, 2007).

Tulsa, Oklahoma

November 19, 2010